Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Nicole Mongillo
KVH Industries, Inc.
401-845-2443
nmongillo@kvh.com

KVH Announces Planned Retirement of CFO

MIDDLETOWN, RI—February 23, 2012—KVH Industries, Inc., (Nasdaq: KVHI) today announced that Chief Financial Officer, Patrick Spratt, plans to retire from his position later this year. He turns 65 in November. Mr. Spratt intends to stay on until a suitable successor is found and has indicated his willingness to serve as a consultant during his retirement to facilitate a smooth transition. He began his successful tenure as Chief Financial Officer of KVH in July 2002.

Martin Kits van Heyningen, KVH’s president and chief executive officer, stated, “Pat has made an incredible contribution to our success during his tenure. He has helped us grow the company profitably over the years and is leaving the company on a very strong financial footing. Pat has built a strong team and his successor will inherit a very capable organization.”

Mr. Spratt added, “I have thoroughly enjoyed everything about my experience at KVH. The people are the best. I am very proud of what we have accomplished together, and I look forward to seeing the company continue to grow and prosper.”

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

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